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                                                                    EXHIBIT 12.1

                  STATEMENT OF COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES

                                                          FOR THE YEARS ENDED DECEMBER 31,
                                             ----------------------------------------------------------
                                             1996        1997         1998          1999           2000
                                             ----        ----         ----          ----           ----
EARNINGS:

     Pre-tax income                        $16,737     $28,312     $ 50,989      $  94,176      $  75,707

     Fixed charges                           3,597      10,528       26,338         94,864        128,079
     Less:  Preferred stock dividends           --          --       (3,234)        (4,144)        (4,144)
     Less:  Capitalized interest                --          --         (262)            --             --
                                           -------     -------     --------      ---------      ---------
        Net fixed charges                    3,597      10,528       22,842         90,720        123,935
                                           -------     -------     --------      ---------      ---------
     EARNINGS                              $20,334     $38,840     $ 73,831      $ 184,896      $ 199,642
                                           =======     =======     ========      =========      =========

FIXED CHARGES:
     Interest expense                      $ 2,837     $ 9,330     $ 20,267      $  81,633      $ 112,433
     Preferred stock dividends                  --          --        3,234          4,144          4,144
     Capitalized interest                       --          --          262             --             --
     Amortization of debt costs                252         329          865          4,930          6,254
     Interest factor of rental expense         508         869        1,710          4,157          5,248
                                           -------     -------     --------      ---------      ---------
     TOTAL FIXED CHARGES                   $ 3,597     $10,528     $ 26,338      $  94,864      $ 128,079
                                           =======     =======     ========      =========      =========
RATIO OF EARNINGS TO FIXED CHARGES             5.7         3.7          2.8            1.9            1.6
                                           =======     =======     ========      =========      =========